Exhibit 10.16
Summary Compensation Information for Named Executive Officers and Directors
     Base Salary/Bonus Compensation. The table below sets forth the 2006 annual base salary levels of the Named Executive Officers in the Company’s proxy statement for its Annual Meeting of Stockholders held on April 22, 2005, and who are expected to be listed as the Named Executive Officers in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held in 2006.
     Effective January 1, 2005, the annual incentive range for bonus awards for Named Executive Officers for 2005 was set at between zero and sixty percent of base salary for each Named Executive Officer except Mr. Wiggans. The range and target bonus for Mr. Wiggans for 2005 was set at the discretion of the Board of Directors. The metrics used for measurement of bonus awards for 2005 included the Company’s success in achieving specific Company-wide goals as well as the Named Executive Officers’ success in achieving individual and department goals in 2005. The table below sets forth information regarding bonus compensation for our Named Executive Officers paid in 2006 for service provided in 2005.

Name and Position	Year	2006 Base Salary	Bonus for 2005 Performance
Thomas G. Wiggans Chief Executive Officer	2006	$575,000	$325,000
C. Gregory Vontz President and Chief Operating Officer	2006	422,000	190,000
Lincoln Krochmal Executive Vice President, Research and Product Development	2006	400,000	154,000
John L. Higgins Executive Vice President, Finance and Corporate Development and Chief Financial Officer	2006	360,000	167,000
Katrina J. Church Executive Vice President, Legal Affairs, General Counsel and Secretary	2006	305,000	97,000

     Acceleration of Option Vesting. The Company accelerated the vesting of certain unvested incentive and non-qualified stock options previously awarded to employees and Outside Directors with option exercise prices greater than $18.00, effective November 7, 2005, as described in the Company’s Current Report on Form 8-K dated November 23, 2005 and filed with the SEC on November 30, 2005.

     The Named Executive Officers and Outside Directors whose stock options were accelerated pursuant to this decision were:

Named Executive Officer	No. of Unvested Options Accelerated	Exercise Price
Thomas G. Wiggans	200,000	$18.05
	135,000	23.35
C. Gregory Vontz	112,000	18.05
	90,000	23.35
Lincoln Krochmal	25,000	18.05
	45,000	23.35
John L. Higgins	90,000	18.05
	81,000	23.35
Katrina J. Church	72,000	18.05
	45,000	23.35
Outside Directors
R. Andrew Eckert	15,000	28.00
Carl B. Feldbaum	30,000	22.08
Denise Gilbert	15,000	18.01
	15,000	28.00
John C. Kane	15,000	28.00
Thomas Kiley	15,000	28.00
Leon Panetta	15,000	28.00
G. Kirk Raab	15,000	28.00

     Restricted Stock Purchase Awards. On February 1, 2006, the Compensation Committee also approved grants of restricted stock purchase awards to each of the Named Executive Officers, as described in the Company’s Current Report on Form 8-K dated February 1, 2006 and filed with the SEC on February 7, 2006.
     No stock options were granted to the Named Executive Officers in 2006 as part of their compensation for 2005.
     Information regarding the compensation paid and awarded to the Named Executive Officers and Outside Directors for the year ended December 31, 2005 will be provided in the definitive proxy statement for the Company’s 2006 Annual Meeting of Stockholders.